Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ChinaNet Online Holdings, Inc. (the “Company”) on Form S-3 of our report dated April 15, 2015, with respect to our audits of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 appearing in the Annual Report on Form 10-K of ChinaNet Online Holdings, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

October 16, 2015